Exhibit 5.1

Timothy J. Moore

(650) 843-5690

mooretj@cooley.com

May 19, 2008

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Synopsys, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”), pursuant to the Company’s Employee Stock Purchase Plan, including the international component referred to as the International Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares when sold and issued in accordance with the Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Timothy J. Moore
Timothy J. Moore

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM